As filed with the Securities and Exchange Commission on November 7, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________
Global Sources Ltd.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Canon's Court
22 Victoria Street
Hamilton HM 12
(441) 295-2244
(Address of Principal Executive Offices)
_______________

Global Sources Equity
Compensation (2007) Master Plan
and
Global Sources Ltd.
Directors Purchase Plan (as of 5 November 5 2005)
(Full title of the plans)
_______________
James J. Clark, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
(Name and address of agent for service)
(212) 701-3000
(Telephone number, including area code, of agent for service)
_______________
Copy to:
James J. Clark, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000	James Bodi, Esq. Appleby Hunter Bailhache Canon's Court 22 Victoria Street Hamilton EX, Bermuda (441) 295-2244

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Global Sources Equity Compensation (2007) Master Plan
Common Shares, par value $0.01 per share	3,000,000	$11.04	$33,120,000	$3543.84
Global Sources Ltd. Directors Purchase Plan (as of 5 November 2005)
Common Shares, par value $.01 per share	530,000	$11.04	$5,851,200	$626.78

______________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement will cover such indeterminate number of common shares of Global Sources Ltd. that may be issued in respect to stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of computing the amount of the registration fee under Rules 451(c) and (h) of the Securities Act based on the average of the high and low prices of the common shares reported on the Nasdaq National Market as of November 3, 2006.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Global Sources Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2005.

(b) The description of the Company's Common Shares contained in the Company's Form 20-F, as amended, for the fiscal year ended December 31, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Companies Act 1981 of Bermuda requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

Subject to certain provisions of our bye-laws, every director, officer and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index on page II-5 of this registration statement, which index is incorporated herein by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filings on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 7th day of November, 2006.

GLOBAL SOURCES LTD.

By: /s/ Eddie Heng Teng Hua Name: Eddie Heng Teng Hua Title: Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eddie Heng Teng Hua as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name	Capacity	Date
/s/ Merle A. Hinrichs	Merle A. Hinrichs	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 7, 2006
/s/ Eddie Heng Teng Hua	Eddie Heng Teng Hua	Chief Financial Officer and Director (principal financial officer, principal accounting officer)	November 7, 2006
/s/ Sarah Benecke	Sarah Benecke	Director	November 7, 2006
/s/ Roderick Chalmers	Roderick Chalmers	Director	November 7, 2006
/s/ David F. Jones	David F. Jones	Director	November 7, 2006
/s/ Jeffrey J. Steiner	Jeffrey J. Steiner	Director	November 7, 2006
/s/ James Watkins	James Watkins	Director	November 7, 2006

EXHIBIT INDEX

Exhibit No.		Exhibit
3.1	-	Memorandum of Association of Registrant*
3.2	-	Bye-laws of Registrant*
4.1	-	Form of The Global Sources Equity Compensation (2007) Master Plan
4.2	-	Form of Global Sources Ltd. Directors Purchase Plan (as of 5 November 2005)
5.1	-	Opinion of Appleby Hunter Bailhache as to the legality of the securities being registered
23.1	-	Consent of Ernst & Young LLP, Independent Public Accountants
23.2	-	Consent of Appleby Hunter Bailhache (included in Exhibit 5.1)
24.1	-	Power of Attorney (set forth on the signature page of this Registration Statement)
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*	Incorporated by reference to Form 20-F Registration Statement of Global Sources Ltd. filed with the Securities and Exchange Commission on June 30, 2000.